UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2018

PEABODY ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (314) 342-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On January 31, 2018, Peabody Energy Corporation (the “Company”) issued a press release announcing that all of the Company’s outstanding Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), was automatically converted into shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”).

On January 31, 2018 (the “Conversion Date”), the volume-weighted average price (“VWAP”) of the Common Stock was $40.2941, marking the 45th trading day in the previous 60 trading days, and the 20th consecutive trading day, that the Common Stock’s daily VWAP exceeded $32.50, triggering the automatic conversion of the Preferred Stock in accordance with the Certificate of Designation of the Preferred Stock (filed as Exhibit 3.2 to the Company’s Form 8-K dated April 3, 2017).

On the Conversion Date, each holder of Preferred Stock received 1.88279508 shares of Common Stock for each share of Preferred Stock. Cash will be paid in lieu of fractional shares of Common Stock. There were approximately 13.2 million shares of Preferred Stock outstanding on the Conversion Date, the conversion of which resulted in the issuance of approximately 24.8 million new shares of Common Stock. After giving effect to the conversion, there are currently approximately 130.7 shares of Common Stock outstanding.

From and after the Conversion Date, no shares of Preferred Stock are issued or outstanding and all rights of the prior holders of Preferred Stock have terminated.

A copy of the Company’s press release regarding the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release of Peabody Energy Corporation dated January 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

January 31, 2018	By:	/s/ A. Verona Dorch
	Name:	A. Verona Dorch
	Title:	Chief Legal Officer